UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 28, 2016

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36061	46-2346314
(Commission File Number)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On October 28, 2016, Benefitfocus, Inc. (the “Company”) and certain subsidiaries of the Company (the “Borrowers”) entered into the Fourth Amendment Agreement (the “Amendment”) to the Credit Agreement, dated as of February 20, 2015, as amended on June 16, 2015, December 18, 2015 and March 24, 2016 (the “Credit Agreement”), with Silicon Valley Bank, a lender and the administrative agent and collateral agent, and several other lenders party thereto. Capitalized terms not otherwise defined herein have the meanings given to such terms in the Credit Agreement.

The Amendment increases the borrowing limit under the Credit Agreement from $60 million to $95 million and extends the termination date to February 20, 2020. The Amendment alters definitions including Alternate Base Rate, Applicable Margin, Consolidated EBITDA, and Liquidity and changes the liquidity thresholds on the Commitment Fee Rate. It revises certain covenants of the Borrowers, including, but not limited to, those related to accounts receivable, Minimum Consolidated EBITDA requirements, Indebtedness, and certain capital expenditure limits. The Amendment also waives any default that may have occurred as a result of certain Indebtedness incurred by the Borrowers and the disclosure to the lenders of registered Intellectual Property.

The description of the Amendment provided above is qualified in its entirety by reference to the full and complete terms of the Amendment, which is filed as Exhibit 10.29 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.29	Fourth Amendment Agreement, dated as of October 28, 2016, by and among Benefitfocus, Inc., Benefitfocus.com, Inc. and Benefitstore, Inc., several banks and other financial institutions or entities and Silicon Valley Bank, as administrative agent and collateral agent for lenders.†

†	Confidential treatment requested with respect to portions of this exhibit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date: October 31, 2016	/s/ Jeffrey M. Laborde
Jeffrey M. Laborde
Chief Financial Officer